Exhibit 10.37

Form of Option Agreement under the

Ryerson Tull Directors’ Compensation Plan

Ryerson Tull, Inc.

Directors’ Compensation Plan

Non-Qualified Stock Option Agreement

Pursuant to the terms and conditions of the Ryerson Tull Directors’ Compensation Plan (the “Plan”), you have been granted a Non-Qualified Stock Option to purchase shares (the “Option”) of stock as outlined below.

Grant Date:

Options Granted:

Option Price per Share:

Expiration Date:

Vesting Schedule:	50% on 6-month grant date anniversary 100% on 1-year grant date anniversary

In the event that any provision of the agreement is inconsistent with the Plan, the terms and conditions of the Plan shall govern. The Nominating and Governance Committee (the “Committee”) shall have the authority to interpret this agreement and to determine all questions which may arise in connection with the option or any exercise thereof, and all such interpretations and determinations shall be conclusive and binding on all persons.

To the extent not specified in the Plan, the terms of the award have been determined by the Committee, as outlined in this Agreement. To the extent applicable, capitalized terms used herein shall have the meaning set forth in the Plan.

1.	Expiration. If your service as a director of the Company terminates for any reason, the Option may be exercised by you, or your duly appointed legal representative or any transferee with respect to all or any part of the shares as to which the Option was then exercisable and not exercised earlier, for a period ending on the fifth anniversary of the Termination Date (the first anniversary if the Termination Date is due to death) or the expiration date of the Option, whichever is earlier; provided, however, that if the Termination Date occurs due to Cause, the Option will not be exercisable after your Termination Date. The term “Cause” means the termination of service as a director of the Company due to (a) gross misconduct, or (b) a conflict of interest.

2.	Exercise. The Option may be exercised only as follows:

(a)	By delivery to the Company of written notice specifying the number of shares to be purchased and accompanied by payment to the Company in full of the Option Price. The Option Price may be paid in cash or (unless otherwise prohibited by the Committee) in shares of Stock which have been held for at least six months prior to the date of the Option exercise and which have a Fair Market Value equal to the Option Price, or in any combination. If you or your transferee delivers a certificate or certificates representing a larger number of shares than are required for payment in full of the Option Price, a certificate for the number of shares above the number required for payment will be issued.

OR

(b)	Through the stock option exercise program developed in cooperation with Morgan Stanley.

3.	Nontransferability. You may not sell, assign, transfer, pledge or otherwise dispose of or encumber the Option except: (a) by will or the laws of descent and distribution; or (b) only if such transfer does not affect the exemption provided by Rule 16b-3, you may transfer the Option (a) to your spouse or descendants, (b) to a trust for your benefit, or for the benefit of your spouse or descendants, or (c) after retirement, as a charitable contribution, as defined in section 170(c) of the Code. All such transfers are subject to the establishment of such requirements or entry into such agreements as the Company may reasonably require to administer the Plan or to assure compliance with applicable tax, securities and other laws. The Option will be exercisable only by you, your duly appointed legal representative or your transferee.

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